Exhibit 99.1

Xponential Fitness, Inc. Announces Fourth Quarter and Full Year 2021 Financial Results

-	Grew Q4 2021 revenue 78% and North American system-wide sales 76%, compared to Q4 2020

-	Grew full year 2021 revenue 45% and North American system-wide sales 60%, compared to full year 2020

-	Sold 846 franchise licenses and opened 282 new studios in 2021

-	For full year 2022, Company expects 81% growth in new studio openings, 41% growth in system-wide sales, 33% growth in revenue and 153% growth in Adjusted EBITDA at the midpoint of its guidance ranges

IRVINE, Calif., March 3, 2022 - Xponential Fitness, Inc. (NYSE: XPOF) (“Xponential” or the “Company”), the largest global franchisor of boutique fitness brands, today reported financial results for the fourth quarter and full year ended December 31, 2021. All financial figures included in this release refer to global numbers, unless otherwise noted. Definitions for the non-GAAP measures and a reconciliation to the corresponding GAAP measurements are included in the tables that accompany this release.

Financial Highlights: Q4 2021 Compared to Q4 2020

•	Grew revenue 78% to $49.4 million.

•	Increased North American system-wide sales[1] by 76% to $213.0 million.

•	Reported North American same store sales[2] growth of 53%, compared to a decline of 35%.

•	Reported North American quarterly run-rate average unit volume (AUV)[3] of $446,000, compared to $286,000.

•	Posted net loss of $29.8 million, or $2.45 per share, on a share count of 22.6 million shares of Class A Common Stock, compared to a net loss of $5.1 million.[4]

•	Posted Adjusted Net Loss of $6.1 million, or $0.21 per share, compared to an Adjusted Net Loss of $5.1 million.[4]

•	Reported Adjusted EBITDA[5] of $8.6 million, compared to $3.3 million.

Financial Highlights: FY 2021 Compared to FY 2020

•	Grew revenue 45% to $155.1 million.

•	Increased North American system-wide sales[1] by 60% to $708.6 million.

•	Reported North American same store sales[2] growth of 41%, compared to a decline of 34%.

•	Posted net loss of $51.4 million, or $2.85 per share, on a share count of 22.4 million shares of Class A Common Stock, compared to a net loss of $13.6 million.[4]

•	Posted Adjusted Net Loss of $24.4 million, or $0.80 per share, compared to an Adjusted Net Loss of $24.6 million.[4]

•	Reported Adjusted EBITDA[5] of $27.3 million, compared to $9.8 million.

“2021 was a milestone year for Xponential Fitness,” said Anthony Geisler, CEO of Xponential Fitness, Inc. “In addition to successfully completing our initial public offering in July, we reported record financial results. Our strong performance was driven largely by consistent growth in our membership base. Actively paying members and visitation rates grew by approximately 70% and 50%, respectively, in the fourth quarter compared to the prior year, as boutique fitness customers returned to the in-person fitness classes offered by our exceptional portfolio of ten complementary brands.”

Mr. Geisler continued, “Overall, in 2021, we were able to demonstrate the resilience of our business, and the momentum experienced in the fourth quarter places Xponential in a strong position in 2022. Our revenue and Adjusted EBITDA are significantly higher today than they were prior to the COVID-19 pandemic, up 20% and 66%, respectively, in 2021 vs. 2019. We enter 2022 with the largest studio count in our Company’s history and we anticipate opening over 500 new studios this year. We look forward to continuing to drive revenue growth and margin expansion as we scale our platform in 2022.”

Results for the Fourth Quarter Ended December 31, 2021

Please note that all information discussed herein includes the contribution of BFT, Xponential’s tenth brand, from its acquisition in October 2021 onwards.

For the fourth quarter 2021, total revenue increased $21.6 million, or 78%, to $49.4 million, up from $27.8 million in the prior-year period. This increase included a corresponding North American same store sales increase of 53%.

Net loss totaled $29.8 million, or a loss of $2.45 per share, compared to a loss of $5.1 million in the prior-year period. The increase was the result of $2.8 million of higher overall profitability, offset by a $22.5 million increase in non-cash contingent consideration primarily related to the Rumble acquisition, and a $5.1 million increase in non-cash equity-based compensation expense. Please see the table at the back of the release for a calculation of the basic and diluted loss per share for the quarter ended December 31, 2021.

Consistent with previous periods, the Rumble acquisition non-cash contingent consideration earn-out liability is being marked-to-market based on Xponential’s share price. With the share price increasing over 60% between September and December 2021, a corresponding increased earn-out liability was recorded. As part of this adjustment, Xponential’s total share count does not increase until the shares vest, which occurs at a weighted average share price of $61.90.

Adjusted Net Loss for the fourth quarter 2021, which excludes the $22.4 million non-cash contingent consideration related primarily to the Rumble acquisition and $1.3 million related to the re-measurement of the Company’s tax receivable agreement, was $6.1 million, or $0.21 per share, on a share count of 22.6 million shares.

Adjusted EBITDA, which is defined as net income before interest, taxes, depreciation and amortization, adjusted for equity-based compensation, acquisition & transaction expenses, management fees, integration and related expenses, litigation expenses, employee retention credit and tax receivable agreement re-measurement, increased to $8.6 million, up from $3.3 million in the prior-year period.

Results for the Full Year Ended December 31, 2021

Consistent with the fourth quarter 2021, all information discussed below includes the contribution of BFT, Xponential’s tenth brand, from its acquisition in October 2021 onwards.

For the full year 2021, total revenue increased $48.5 million, or 45%, to $155.1 million, up from $106.6 million in 2020. This increase in revenue included a corresponding North American same store sales increase of 41% year-over-year.

Net loss totaled $51.4 million, or a loss of $2.85 per share, compared to a loss of $13.6 million. The increase was the result of $6.8 million of higher overall profitability, a $36.6 million increase in non-cash contingent consideration related to the Company’s Rumble acquisition, and a $7.9 million increase in non-cash equity-based compensation expense.

Adjusted Net Loss for the full year 2021, which excludes the $25.6 million non-cash contingent consideration related primarily to the Rumble acquisition and $1.4 million related to the re-measurement of the Company’s tax receivable agreement, was $24.4 million, or $0.80 per share, on a share count of 22.4 million shares.

Adjusted EBITDA as defined above increased to $27.3 million, up from $9.8 million in the prior year.

Liquidity and Capital Resources

As of December 31, 2021, the Company had approximately $21.3 million of cash and cash equivalents and $130.9 million in total debt. Net cash provided by operating activities was $14.5 million for the full year ended December 31, 2021.

2022 Outlook

Full-year 2022 outlook is as follows:

•	New studio openings in the range of 500 to 520, or an increase of 81% at the midpoint as compared to full year 2021;

•	North American system-wide sales in the range of $995.0 million to $1.005 billion, or an increase of 41% at the midpoint as compared to full year 2021;

•	Revenue in the range of $201.0 million to $211.0 million, or an increase of 33% at the midpoint as compared to full year 2021; and

•	Adjusted EBITDA in the range of $67.0 million to $71.0 million, or an increase of 153% at the midpoint as compared to full year 2021.

Additional key assumptions for full year 2022 include:

•	Tax rate of approximately 5%;

•

Share count of 22.6 million shares of Class A Common Stock for the GAAP EPS and Adjusted EPS calculations. A full explanation of the Company’s share count calculation and associated EPS and Adjusted EPS calculations can be found in the tables at the back of this release; and

•	$3.25 million in quarterly dividends paid related to the $200 million Convertible Preferred Stock issued in connection with the IPO.

Fourth Quarter and Full Year 2021 Conference Call

The Company will host a conference call today at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time to discuss its fourth quarter and full year 2021 financial results. Participants may join the conference call by dialing 1-877-407-9716 (United States) or 1-201-493-6779 (International).

A live webcast of the conference call will also be available on the Company’s Investor Relations site at https://investor.xponential.com/. For those unable to participate in the conference call, a telephonic replay of the call will be available shortly after the completion of the call, until 11:59 p.m. ET on Thursday, March 17, 2022, by dialing 1-844-512-2921 (United States) or 1-412-317-6671 (International) and entering the replay pin number: 13726080.

About Xponential Fitness, Inc.

Xponential Fitness, Inc. (NYSE: XPOF) is the largest global franchisor of boutique fitness brands. Through its mission to make boutique fitness accessible to everyone, the Company operates a diversified platform of ten brands spanning across verticals including Pilates, indoor cycling, barre, stretching, rowing, dancing, boxing, running, functional training and yoga. In partnership with its franchisees, Xponential offers energetic, accessible, and personalized workout experiences led by highly qualified instructors in studio locations across 48 U.S. states and Canada, and through master franchise or international expansion agreements in 10 additional countries. Xponential Fitness’ portfolio of brands includes Club Pilates, the nation’s largest Pilates brand; CycleBar, the nation’s largest indoor cycling brand; StretchLab, a concept offering one-on-one and group stretching services; Row House, a high-energy, low-impact indoor rowing workout; AKT, a dance-based cardio workout combining toning, interval and circuit training; YogaSix, the largest franchised yoga brand; Pure Barre, a total body workout that uses the ballet barre to perform small isometric movements; STRIDE, a treadmill-based cardio and strength training concept; Rumble, a boxing-inspired full-body workout; and BFT, a functional training and strength-based program. For more information, please visit the Company’s website at xponential.com.

Non-GAAP Financial Measures

In addition to our results determined in accordance with GAAP, we believe non-GAAP measures are useful in evaluating our operating performance. We use certain non-GAAP financial information, such as EBITDA, Adjusted EBITDA, Adjusted Net Income or Loss, and Adjusted Net Income or Loss per share, which adjust for acquisition-related expenses, certain non-cash charges, and other unusual non-operating or non-recurring items that we believe are not representative of our core business or future operating performance, to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively with comparable GAAP financial measures, is helpful to investors because it provides consistency and comparability with past financial performance, and provides meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our business, results of operations or outlook. However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool, and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measure as tools for comparison. We seek to compensate such limitations by providing a detailed reconciliation for the non-GAAP financial measures to the most directly comparable financial measures stated in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures and not rely on any single financial measure to evaluate our business. For a reconciliation of non-GAAP to GAAP measures discussed in this release, please see the tables at the end of this press release.

Forward-Looking Statements

This press release contains forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management’s judgment, beliefs, current trends, and anticipated product performance. These forward-looking statements include, without limitation, statements relating to expansion of market share; projected number of new studio openings; anticipated industry trends; projected financial and performance information such as system-wide sales; annual revenue, Adjusted EBITDA and other statements under the section “2022 Outlook”; and ability to execute our business strategies. Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include, but are not limited to, the impact of the COVID-19 pandemic on our business and franchisees; our relationships with master franchisees and franchisees; difficulties and challenges in opening studios by franchisees; the ability of franchisees to generate sufficient revenues; risks relating to expansion into international markets; loss of reputation and brand awareness; material weakness in our internal control over financial reporting; and other risks as described in our SEC filings, including our Annual Report on Form 10-K for the full year ended December 31, 2021 to be filed by Xponential with the SEC and other periodic reports filed with the SEC. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. You should not place undue reliance on these forward-looking statements. All information provided in this press release is as of today’s date, unless otherwise stated, and Xponential undertakes no duty to update such information, except as required under applicable law.

Contacts:

Kimberly Esterkin

Addo Investor Relations

investor@xponential.com

(310) 829-5400

Xponential Fitness, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	December 31,
	2021	2020
Assets
Current Assets:
Cash, cash equivalents and restricted cash	$21,320	$11,299
Accounts receivable, net	11,702	5,196
Inventories	6,928	6,161
Prepaid expenses and other current assets	5,271	5,480
Deferred costs, current portion	3,712	3,281
Notes receivable from franchisees, net	2,293	1,288

Total current assets	51,226	32,705
Property and equipment, net	12,773	13,694
Goodwill	169,073	139,680
Intangible assets, net	136,863	98,124
Deferred costs, net of current portion	42,015	35,445
Notes receivable from franchisees, net of current portion	3,041	2,576
Other assets	553	614

Total assets	$415,544	$322,838

Liabilities, redeemable convertible preferred stock and equity (deficit)
Current Liabilities:
Accounts payable	$14,905	$18,339
Accrued expenses	21,045	13,764
Deferred revenue, current portion	22,747	14,247
Notes payable	983	970
Current portion of long-term debt	2,960	5,795
Other current liabilities	3,253	1,804

Total current liabilities	65,893	54,919
Deferred revenue, net of current portion	95,691	74,361
Contingent consideration from acquisitions	54,881	8,399
Long-term debt, net of current portion, discount and issuance costs	127,983	176,002
Other liabilities	4,675	4,408

Total liabilities	349,123	318,089
Commitments and contingencies
Redeemable convertible preferred stock, $0.0001 par value, 400,000 shares authorized, 200,000 shares issued and outstanding as of December 31, 2021, no shares authorized, issued and outstanding as of December 31, 2020	276,890	—
Undesignated preferred stock, $0.0001 par value, 4,600,000 shares authorized, none issued and outstanding as of December 31, 2021, no shares authorized, issued and outstanding as of December 31, 2020	—	—
Class A common stock, $0.0001 par value, 500,000,000 shares authorized, 23,898,042 shares issued and outstanding as of December 31, 2021, no shares authorized, issued and outstanding as of December 31, 2020	2	—
Class B common stock, $0.0001 par value, 500,000,000 shares authorized, 22,968,674 shares issued and outstanding as of December 31, 2021, no shares authorized, issued and outstanding as of December 31, 2020	2	—
Additional paid-in capital	—	—
Member’s contribution	—	113,697
Receivable from Member/shareholder	(10,600)	(1,456)
Accumulated deficit	(643,833)	(107,492)

Total stockholders’/member’s equity (deficit) attributable to Xponential Fitness, Inc.	(654,429)	4,749
Noncontrolling interest	443,960	—

Total stockholders’/member’s equity (deficit)	(210,469)	4,749

Total liabilities, redeemable convertible preferred stock and equity (deficit)	$415,544	$322,838

Xponential Fitness, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
Revenue, net:
Franchise revenue	$22,955	$12,305	$74,459	$48,056
Equipment revenue	7,012	3,903	22,583	20,642
Merchandise revenue	6,520	4,426	20,140	16,648
Franchise marketing fund revenue	4,120	2,224	13,623	7,448
Other service revenue	8,765	4,913	24,274	13,798

Total revenue, net	49,372	27,771	155,079	106,592
Operating costs and expenses:
Costs of product revenue	9,291	5,442	28,550	25,727
Costs of franchise and service revenue	4,101	1,893	12,716	8,392
Selling, general and administrative expenses	32,732	16,978	94,798	60,917
Depreciation and amortization	3,334	1,998	10,172	7,651
Marketing fund expense	3,740	2,074	13,044	7,101
Acquisition and transaction expenses (income)	23,091	(50)	26,618	(10,990)

Total operating costs and expenses	76,289	28,335	185,898	98,798

Operating income (loss)	(26,917)	(564)	(30,819)	7,794
Other (income) expense:
Interest income	(368)	(85)	(1,164)	(345)
Interest expense	2,840	4,500	24,709	21,410
Gain on debt extinguishment	—	—	(3,707)	—

Total other expense	2,472	4,415	19,838	21,065

Loss before income taxes	(29,389)	(4,979)	(50,657)	(13,271)
Income taxes	396	77	783	369

Net loss	(29,785)	(5,056)	(51,440)	(13,640)
Less: Net loss attributable to redeemable noncontrolling interests	(15,012)	—	(32,611)	—

Net loss attributable to Xponential Fitness, Inc.	$(14,773)	$(5,056)	$(18,829)	$(13,640)

Earnings (loss) per share of Class A common stock:
Basic	$(2.45)	N/A	$(2.85)	N/A
Diluted	$(2.45)	N/A	$(2.85)	N/A
Weighted average shares of Class A common stock outstanding:
Basic	22,598,011	N/A	22,402,703	N/A
Diluted	22,598,011	N/A	22,402,703	N/A

Xponential Fitness, Inc.

Consolidated Statements of Cash Flows

(amounts in thousands)

	Years Ended December 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(51,440)	$(13,640)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	10,172	7,651
Amortization and write off of debt issuance cost	5,749	3,096
Amortization and write off of discount on long-term debt	2,704	—
Change in contingent consideration from acquisitions	25,640	(10,990)
Bad debt expense	410	2,766
Equity-based compensation	9,699	1,751
Non-cash interest	583	1,321
Gain on debt extinguishment	(3,707)	—
Loss from disposal of assets	483	68
Impairment of long-lived assets	781	—
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(6,608)	2,977
Inventories	(768)	(1,392)
Prepaid expenses and other current assets	(4,220)	(2,904)
Deferred costs	(7,122)	(1,204)
Notes receivable	137	210
Accounts payable	(3,013)	1,709
Accrued expenses	3,596	1,914
Related party payable	(1)	(28)
Other current liabilities	1,449	(955)
Deferred revenue	30,011	7,005
Other assets	1	(196)
Other liabilities	(85)	113

Net cash provided by (used in) operating activities	14,451	(728)
Cash flows from investing activities:
Purchases of property and equipment	(3,638)	(1,880)
Purchase of studios	(450)	(1,150)
Proceeds from sale of assets	433	58
Purchase of intangible assets	(1,220)	(1,010)
Notes receivable issued	(2,258)	(619)
Notes receivable payment received	820	—
Acquisition of businesses	(44,322)	—

Net cash used in investing activities	(50,635)	(4,601)
Cash flows from financing activities:
Borrowings from line of credit	—	10,000
Payments on line of credit	—	(18,000)
Borrowings from long-term debt	255,980	188,665
Payments on long-term debt	(310,600)	(149,219)
Debt issuance costs	(996)	(5,158)
Proceeds from the issuance of Class A common stock, net of underwriting costs	122,016	—
Payments of costs related to IPO	(3,082)	—
Payments to purchase 750,000 LLC units/Class B Shares	(9,000)	—
Proceeds from issuance of redeemable convertible preferred stock, net of offering costs	198,396	—
Payment to purchase all of the shares of LCAT from LCAT shareholders	(144,485)	—
Payment of H&W Cash Merger Consideration	(11,720)	—
Payments to acquire the Preferred Units and LLC Units	(20,493)	—
Exchange of LLC units for Class B shares	2	—
Payment of preferred stock dividend and deemed dividend	(8,992)	—
Payment of contingent consideration	(12,154)	(3,250)
Loans from related party	—	—
Payments on loans from related party	(85)	(111)
Member contributions	562	27,286
Distributions to Member	(10,600)	(73,203)
Receipts from (advances to) Member, net	1,456	30,279
Receipts from (advances to) affiliates, net	—	—

Net cash provided by financing activities	46,205	7,289

Increase in cash, cash equivalents and restricted cash	10,021	1,960
Cash, cash equivalents and restricted cash, beginning of year	11,299	9,339

Cash, cash equivalents and restricted cash, end of year	$21,320	$11,299

Xponential Fitness, Inc.

Net Loss to GAAP EPS Per Share

(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020

	(in thousands, except share and per share amounts)
Net loss	$(29,785)	$(5,056)	$(51,440)	$(13,640)
Less: net loss attributable to non-controlling interests	56,214	—	78,417	—
Less: dividends on preferred shares	(3,250)	—	(5,742)	—
Less: deemed dividends	(78,494)	—	(84,994)	—

Net loss attributable to Xponential Fitness, Inc.	$(55,315)	$(5,056)	$(63,759)	$(13,640)
Denominator:		N/A		N/A
Weighted-average shares of Class A common stock outstanding	22,598,011	N/A	22,402,703	N/A

Net loss per share	$(2.45)	N/A	$(2.85)	N/A

Xponential Fitness, Inc.

Reconciliations of GAAP to Non-GAAP Measures

(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020

	(in thousands)
Net loss	$(29,785)	$(5,056)	$(51,440)	$(13,640)
Interest expense, net	2,472	4,415	23,545	21,065
Income taxes	396	77	783	369
Depreciation and amortization	3,334	1,998	10,172	7,651

EBITDA	(23,583)	1,434	(16,940)	15,445
Equity-based compensation	5,498	424	9,699	1,751
Acquisition and transaction expenses (income)	23,091	(50)	26,618	(10,990)
Management fees and expenses	—	180	462	795
Integration and related expenses	—	140	—	386
Litigation expenses	4,605	1,174	8,312	2,420
Employee retention credit	(2,269)	—	(2,269)	—
TRA remeasurement	1,261	—	1,441	—

Adjusted EBITDA	$8,603	$3,302	$27,323	$9,807

	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020

	(in thousands, except share and per share amounts)
Net loss	$(29,785)	$(5,056)	$(51,440)	$(13,640)
Change in fair value of contingent consideration	22,420	(50)	25,640	(10,990)
TRA remeasurement	1,261	—	1,441	—

Adjusted net loss	$(6,104)	$(5,106)	$(24,359)	$(24,630)

Adjusted net loss attributable to noncontrolling interest	$(3,077)	N/A	$(12,362)	N/A
Adjusted net loss attributable to Xponential Fitness, Inc.	$(3,027)	N/A	$(11,997)	N/A

Adjusted net loss per share	$(0.21)	N/A	$(0.80)	N/A
Weighted average shares of Class A common stock outstanding	22,598,011	N/A	22,402,703	N/A

Adjusted net loss attributable to Xponential Fitness, Inc.	$(3,027)	N/A	$(11,997)	N/A
Dividends on preferred shares	(1,612)	N/A	(2,828)	N/A
Deemed dividend	—	N/A	(3,201)	N/A

EPS numerator	$(4,639)	N/A	$(18,026)	N/A

Note: The above Adjusted Net Loss per share is computed by dividing the net loss attributable to holders of Class A common stock by the weighted average shares of Class A common stock outstanding during the period. Total share count does not include potential future shares vested upon achieving certain earn-out thresholds. Net income, however, continues to take into account the non-cash contingent liability due to Rumble.

Footnotes

[1]

System-wide sales represent gross sales by all studios. System-wide sales includes sales by franchisees that are not revenue realized by us in accordance with GAAP. While we do not record sales by franchisees as revenue, and such sales are not included in our consolidated financial statements, this operating metric relates to our revenue because we receive approximately 7% and 2% of the sales by franchisees as royalty revenue and marketing fund revenue, respectively. We believe that this operating measure aids in understanding how we derive our royalty revenue and marketing fund revenue and is important in evaluating our performance. System-wide sales growth is driven by new studio openings and increases in same store sales. Management reviews system-wide sales monthly, which enables us to assess changes in our franchise revenue, overall studio performance, the health of our brands and the strength of our market position relative to competitors.

[2]

Same store sales refer to period-over-period sales comparisons for the base of studios. We define the same store sales base to include studios in North America that have been open for at least 13 calendar months as of the measurement date. Any transfer of ownership of a studio does not affect this metric. We measure same store sales based solely upon monthly sales as reported by franchisees. This measure highlights the performance of existing studios, while excluding the impact of new studio openings. Management reviews same store sales to assess the health of the franchised studios.

[3]

AUV is calculated by dividing sales during the applicable period for all studios being measured by the number of studios being measured. Quarterly run-rate AUV is calculated as the quarterly AUV multiplied by four, for studios that are at least 6 months old at the beginning of the respective quarter. Monthly run-rate AUV is calculated as the monthly AUV multiplied by twelve, for studios that are at least 6 months old at the beginning of the respective month. AUV growth is primarily driven by changes in same store sales and is also influenced by new studio openings. Management reviews AUV to assess studio economics.

[4]	No comparison of Net Loss per share, and Adjusted Net Loss per share to Q4 2020 is provided as such comparison is not meaningful given the Company’s pre-IPO capital structure.
[5]

We define adjusted EBITDA as EBITDA (net income/loss before interest, taxes, depreciation and amortization), adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing operating performance. These items include equity-based compensation, acquisition and transaction expenses (income) (including change in contingent consideration), management fees and expenses (that were discontinued after July 2021), integration and related expenses, litigation expenses (consisting of legal and related fees for specific proceedings that arise outside of the ordinary course of our business), employee retention credit and TRA re-measurement that we do not believe reflect our underlying business performance and affect comparability. EBITDA and adjusted EBITDA are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We believe that adjusted EBITDA is an appropriate measure of operating performance because it eliminates the impact of expenses that we do not believe reflect our underlying business performance. We believe that adjusted EBITDA, viewed in addition to, and not in lieu of, our reported GAAP results, provides useful information to investors regarding our performance and overall results of operations because it eliminates the impact of other items that we believe reduce the comparability of our underlying core business performance from period to period and is therefore useful to our investors in comparing the core performance of our business from period to period.